EXHIBIT NO. 99.(a)9

MFS SERIES TRUST IX

CERTIFICATION OF AMENDMENT

TO THE DECLARATION OF TRUST

ESTABLISHMENT AND DESIGNATION

OF CLASSES

Pursuant to Sections 6.10 and 9.3 of the Amended and Restated Declaration of Trust dated December 16, 2004 (the “Declaration”) of MFS Series Trust IX, a business trust organized under the laws of The Commonwealth of Massachusetts (the “Trust”), the undersigned Trustees of the Trust, being a majority of the Trustees of the Trust, do hereby divide the shares of MFS Bond Fund, a series of the Trust, to create an additional class of shares, within the meaning of Section 6.10, as follows:

1.	The additional class of Shares is designated “Class W Shares;”

2.	Class W Shares shall be entitled to all the rights and preferences accorded to shares under the Declaration;

3.	The purchase price of Class W Shares, the method of determination of the net asset value of Class W Shares, the price, terms and manner of redemption of Class W Shares, and relative dividend rights of holders of Class W Shares shall be established by the Trustees of the Trust in accordance with the Declaration and shall be set forth in the current prospectus and statement of additional information of the Trust or any series thereof, as amended from time to time, contained in the Trust’s registration statement under the Securities Act of 1933, as amended;

4.	All shares shall vote together as a single class except that shares of a class may vote separately on matters affecting only that class and shares of a class not affected by a matter will not vote on that matter; and

5.	A class of shares of any series of the Trust may be terminated by the Trustees by written notice to the Shareholders of the class.

IN WITNESS WHEREOF, a majority of the Trustees of the Trust have executed this amendment, in one or more counterparts, all constituting a single instrument, as an instrument under seal in The Commonwealth of Massachusetts, as of August 19, 2008 and further certify, as provided by the provisions of Section 9.3(c) of the Declaration, that this amendment was duly adopted by the undersigned in accordance with Section 9.3(a) of the Declaration.

ROBERT E. BUTLER	ROBERT J. MANNING
Robert E. Butler 804 W. Park Avenue State College PA 16803	Robert J. Manning 13 Rockyledge Road Swampscott MA 01907

LAWRENCE H. COHN	LAWRENCE T. PERERA
Lawrence H. Cohn 45 Singletree Road Chestnut Hill MA 02467	Lawrence T. Perera 18 Marlborough Street Boston MA 02116

DAVID H. GUNNING	ROBERT C. POZEN
David H. Gunning 2571 N. Park Blvd. Cleveland Heights OH 44106	Robert C. Pozen 9 Arlington Street Boston MA 02116

WILLIAM R. GUTOW	J. DALE SHERRATT
William R. Gutow 3 Rue Dulac Dallas TX 75230	J. Dale Sherratt 86 Farm Road Sherborn MA 01770

MICHAEL HEGARTY	LAURIE J. THOMSEN
Michael Hegarty 177 Old Briarcliff Road Briarcliff Manor NY 10510	Laurie J. Thomsen 235 Nashawtuc Road Concord MA 01742

J. ATWOOD IVES	ROBERT W. UEK
J. Atwood Ives 17 West Cedar Street Boston MA 02108	Robert W. Uek 536 Tierra Mar Lane Naples FL 34108